Exhibit 5.3

July 2, 2025
Takeda U.S. Financing, Inc.,
500 Kendall Street,
Cambridge, Massachusetts 02142,
United States of America.
Takeda Pharmaceutical Company Limited,
1-1, Nihonbashi-Honcho 2-Chome,
Chuo-ku, Tokyo 103-8668,
Japan.
Ladies and Gentlemen:
We are acting as United States counsel to Takeda U.S. Financing, Inc., a Delaware corporation (the “Company”) and Takeda Pharmaceutical Company Limited, a joint stock corporation organized under the laws of Japan (the “Guarantor”), in connection with the issuance and delivery of the $1,650,000,000 aggregate principal amount of 5.200% guaranteed notes due 2035 and $750,000,000 aggregate principal amount of 5.900% guaranteed notes due 2055 denominated in U.S. dollars (collectively, the “Securities”) of the Company, and the related guarantee thereof (the “Guarantee”) of the Securities by the Guarantor. The Company and the Guarantor filed with the Securities and Exchange Commission, on June 25, 2025, a registration statement on Form F-3 (File No. 333-288301) (the “Registration Statement”) under the Securities Act of 1933 (the “Act”) relating to the proposed offer and sale of an indeterminate aggregate initial offering price of the Company’s guaranteed senior debt securities, including the Securities, and the related guarantee thereof, including the Guarantee. The Securities are being issued under the indenture, dated as of July 2, 2025 (the “Indenture”), among the Company, the Guarantor, The Bank of New York Mellon, as trustee (the “Trustee”), The Bank of New York Mellon, London Branch, as London paying agent, and The Bank of New York Mellon SA/NV, Dublin Branch, as registrar.
In rendering this opinion, we have examined the following documents:

Takeda U.S. Financing, Inc. Takeda Pharmaceutical Company Limited

1.    The Indenture.
2.    Certificates of officers of the Company with respect to the authorization of the Securities, the determination of the terms of the Securities and related matters.
3.    Certificates of officers of the Guarantor with respect to the authorization of the Guarantee and related matters.
4.    Copies of the executed global certificates representing the Securities dated July 2, 2025 (the “Global Securities”).
We also have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.
Upon the basis of such examination, it is our opinion that (i) the Securities constitute valid and legally binding obligations of the Company and (ii) the Guarantee constitutes a valid and legally binding obligation of the Guarantor, subject, in each case, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.
The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of Japanese law, we note that you have received an opinion, dated July 2, 2025, of Nishimura & Asahi (Gaikokuho Kyodo Jigyo).
We have relied as to certain factual matters on information obtained from public officials, officers of the Company and the Guarantor and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and

Takeda U.S. Financing, Inc. Takeda Pharmaceutical Company Limited

delivered by the Trustee, that the Indenture has been duly authorized, executed and delivered by the Guarantor and constitutes a valid and legally binding obligation of the Guarantor under the laws of Japan, that the Trustee’s certificates of authentication of the Global Securities have been manually signed by one of the Trustee’s authorized officers, that the Securities have been delivered against payment as contemplated in the Registration Statement and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Legal Matters” in the prospectus included in the Registration Statement dated June 25, 2025 and under the heading “Legal Matters” in the Prospectus Supplement dated June 26, 2025 pertaining to the Securities and the Guarantee. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP